Exhibit 10.10

THE TIMKEN COMPANY

Restricted Shares Agreement for Nonemployee Directors

            , Grantee:

The Timken Company (the “Company”) pursuant to its 2011 Long-Term Incentive Plan (the “Plan”) has this day granted to you, the above-named grantee, a total of             Common Shares of the Company (“Common Shares”) subject to the following terms, conditions, limitations and restrictions:

1. Rights of Grantee. The Common Shares subject to this grant shall be fully paid and non-assessable and shall be represented by a certificate or certificates registered in your name and endorsed with an appropriate legend referring to the restrictions hereinafter set forth. You shall have all the rights of a shareholder with respect to such shares, including the right to vote the shares and receive all dividends paid thereon, provided that such shares, and any additional shares that you may become entitled to receive by virtue of a share dividend, a merger or reorganization in which the Company is the surviving corporation or any other change in the capital structure of the Company, shall be subject to the restrictions hereinafter set forth.

2. Restrictions on Transfer of Common Shares. The Common Shares subject to this grant may not be assigned, exchanged, pledged, sold, transferred or otherwise disposed of by you, except to the Company, and shall be subject to forfeiture as herein provided until five years have elapsed from the date of this grant, except that (a) 20 percent of such shares shall become freely transferable and non-forfeitable at the end of each year from and after the date of this grant and (b) your rights with respect to such shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer in violation of the provisions of this paragraph shall be null and void, and the purported transferee shall obtain no rights with respect to such shares.

3. Forfeiture of Awards. All of the Common Shares subject to this grant that are then forfeitable shall be forfeited by you if your service as a member of the Board of Directors of the Company (a “Director”) is terminated before the fifth anniversary of the date of this grant; provided, however, if your service as a Director of the Company is terminated before the fifth anniversary of the date of this grant as a result of your death or disability, or owing to your removal as a Director without cause, a portion of the shares covered by this grant that then remain forfeitable shall become freely transferable and non-forfeitable as follows: that number of shares shall become freely transferable and non-forfeitable which bears the same ratio to the total number of shares subject to this grant that then remain forfeitable and would have become non-forfeitable at the next anniversary date as the number of full months from the date of this grant (or, if such service is terminated after the first anniversary of the date of this grant, then from the date of the latest anniversary) to the date of termination of such service bears to 12, and the balance of the shares subject to this grant shall be forfeited to the Company.

4. Retention of Certificates. During the period in which the restrictions on transfer and risk of forfeiture provided in paragraphs 2 and 3 above are in effect, the certificates representing the Common Shares covered by this grant shall be retained by the Company, together with the accompanying stock power signed by you and endorsed in blank.

5. Change in Control. Upon a Change in Control, to the extent the Common Shares have not been forfeited, the restrictions on transfer and risk of forfeiture provided in paragraphs 2 and 3 above shall lapse and terminate with respect to all of the Common Shares that are subject to this grant to which such restriction and risk then remain applicable.

6. Detrimental Activity and Recapture.

(a) In the event that, as determined by the Committee, Grantee shall engage in Detrimental Activity during Grantee’s service as a Director, the Common Shares covered by this Agreement will be forfeited automatically and without further notice at the time of that determination notwithstanding any other provision of this Agreement.

(b) If a Restatement occurs and the Committee determines that Grantee is personally responsible for causing the Restatement as a result of Grantee’s personal misconduct or any fraudulent activity on the part of Grantee, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Company to recover all or any portion (but no more than 100%) of the Common Shares covered by this Agreement earned or payable to Grantee for some or all of the years covered by the Restatement. The amount of any earned or payable Common Shares covered by this Agreement recovered by the Company shall be limited to the amount by which such earned or payable Common Shares exceeded the amount that would have been earned by or paid to Grantee had the Company’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee. The Committee shall also determine whether the Company shall effect any recovery under this Section 6(b) by: (i) seeking repayment from Grantee; (ii) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Code, the amount that would otherwise be payable to Grantee under any compensatory plan, program or arrangement maintained by the Company (subject to applicable law and the terms and conditions of such plan, program or arrangement); (iii) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Code, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to Grantee in accordance with the Company’s compensation practices; or (iv) by any combination of these alternatives. For purposes of this Agreement, “Restatement” means a restatement of any part of the Company’s financial statements for any fiscal year or years after 20             due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years.

7. Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

8. Processing of Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.

9. Relation to Plan. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

Dated this          day of              , 20

THE TIMKEN COMPANY

By:
William R. Burkhart Sr. V.P. & General Counsel

Accepted and agreed to:

Dated:

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